CONTACT: Beth P. Quezada Director, Corporate Communications 949-380-6100 press@microsemi.com

Microsemi Appoints Kimberly Alexy to its Board of Directors

ALISO VIEJO, Calif.—Sept. 7, 2016—Microsemi Corporation (Nasdaq: MSCC), a leading provider of semiconductor solutions differentiated by power, security, reliability and performance, today announced the appointment of Kimberly Alexy to its board of directors. Alexy is a seasoned finance professional and corporate board member with more than 20 years of combined experience.

Alexy, a CFA charter holder, brings a deep base of capital markets experience with valuable insights into shareholder value creation, mergers and acquisitions, and debt and equity financings. Over the past decade she has been an active board member at multiple publically traded companies and has chaired audit, compensation, nomination and governance committees, and has served on a series of special committees. She currently serves on the board of directors for FireEye, Five9, CalAmp and VIZIO.

About Microsemi
Microsemi Corporation (Nasdaq: MSCC) offers a comprehensive portfolio of semiconductor and system solutions for aerospace & defense, communications, data center and industrial markets. Products include high-performance and radiation-hardened analog mixed-signal integrated circuits, FPGAs, SoCs and ASICs; power management products; timing and synchronization devices and precise time solutions, setting the world’s standard for time; voice processing devices; RF solutions; discrete components; enterprise storage and communication solutions, security technologies and scalable anti-tamper products; Ethernet solutions; Power-over-Ethernet ICs and midspans; as well as custom design capabilities and services. Microsemi is headquartered in Aliso Viejo, California, and has approximately 4,800 employees globally. Learn more at www.microsemi.com.

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Source: Microsemi Corporation